Exhibit 4.3

NCI, INC.

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (“Agreement”) is made and entered into by and between NCI, INC., a Virginia corporation (the “Company”), and the employee of the Company named in Section 1 (b) (“Optionee”).

In consideration of the covenants set forth in this Agreement, the parties agree as follows:

1.	Option Information

(a)	Date of Grant:
(b)	Optionee:
(c)	Number of Shares:
(d)	Exercise Price:

2.	Acknowledgments

(a)	Optionee is an employee of the Company.

(b) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted the NCI, Inc. 2005 Performance Incentive Plan (the “Plan”), pursuant to which this Option is being granted.

(c) The Board has authorized the granting to Optionee of a stock option which is intended to be an Incentive Stock Option (“Option”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) to purchase shares of common stock of the Company (“Stock”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule 701 thereunder.

(d) Except as otherwise provided herein, defined terms shall have those meanings as are provided for in the Plan.

3.	Shares, Price

The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash (or other consideration as is authorized under the Plan and acceptable to the Board, in their sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the “Exercise Price”).

4.	Term of Option; Continuation of Employment

This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, ten years from the Date of Grant. This Option shall earlier terminate subject to Sections 5 ,7 and 8 of this Agreement upon, and as of the date of, the termination of Optionee’s Continuous Service if such termination occurs prior to the end of the ten year period. Nothing contained in this Agreement shall confer upon Optionee the right to the continuation of his or her employment by the Company or any Related Entity or to interfere with the right of the Company or any Related Entity to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5.	Vesting of Option

Subject to the provisions of Sections 7 and 8 of this Agreement, this Option shall become 100% vested as of the date this Agreement becomes fully executed, with the following restrictions:

(a) Voluntary termination if Optionee should voluntarily terminate his employment with the Company, or a Related Entity, within 12 months from the date of this Option Agreement, this Option shall terminate automatically and without notice as to all shares covered by this Option. Should Optionee voluntarily terminate his employment with the Company, or a Related Entity within months 12-24 from the date of this Option Agreement, this Option shall automatically and without notice terminate as to one-half of the shares covered by this Option.

(b) Involuntary Termination if Optionee should be terminated “for cause” as that term is defined by the Plan or by any employment agreement between the Optionee and the Company or a Related Entity, or the Optionee terminates Continuous Service at any time following an event which would be grounds for termination “for cause,” this Option, shall automatically and without notice terminate as to all Shares covered by this Option not previously exercised.

6.	Exercise

The shares covered by this Option shall only become exercisable twelve months after date of grant for 50% of the shares and twenty-four months after the date of grant for the remaining 50% of the shares and upon the occurrence of one of the following events (each individually an “exercise event”) whichever occurs first: (a) the Company undergoes a Change in Control as that term is defined in the Plan, (b) the company completes an underwritten public offering of the Stock (“IPO”), (c) nine years elapse from the Date of Grant, or (d) the Board of Directors of the Company approves the Optionee’s exercise of the Option. This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors consistent with the Plan) and (c) if so required, a written investment representation as provided for in Section 13 of this Agreement. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime.

7.	Death or Disability of Optionee

If the Optionee shall terminate from Continuous Service by reason of death or disability (defined for this purpose as a disability qualifying the Optionee for benefits under the Company’s employer-funded long-term disability plan or if no such plan applies, Section 22(e)(3) of the Code), the vested Options shall terminate on the date which 12 months after the later of (i) the date of Optionee’s death or termination for disability or (ii) the date of an exercise event as described in Section 6, provided that the Option shall be subject to earlier termination in accordance with this Agreement and the Plan. Until such termination, the Option may, to the extent that this Option has not previously been exercised by Optionee, be exercised by the Optionee, in the case of disability, or the Optionee’s personal representative or the person entitled to Optionee’s rights under this Agreement, in the case of death. The right to exercise the Option shall remain subject to Section 6 of the

Agreement and the Shares received on exercise shall remain subject to the terms and restrictions of this Agreement.

8.	Retirement of Optionee

If the Optionee shall retire from Continuous Service on or after normal retirement age (defined under this Agreement as age 65), the vested Options shall remain outstanding subject to termination as otherwise provided in this Agreement or the Plan, and the Optionee’s right to exercise the Option shall remain subject to the terms of Section 6.

9.	No Rights as Shareholder

Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 of this Agreement.

10.	Adjustments; Corporate Transactions

In the event of certain changes in the Shares or corporate transactions, this Option is subject to the adjustments and terms provided in Section 4(b) and (c) of the Plan.

11.	Modification, Extension and Renewal of Options

The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept its surrender (to the extent not yet exercised) and authorize the granting of a new option in substitution for it (to the extent not yet exercised), subject at all times to the Plan, Code Section 422 and Virginia law. Notwithstanding the foregoing provisions of this Section 11, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee under this Agreement.

12.	Investment Intent; Restrictions on Transfer

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof, and that upon the exercise of this Option in whole or in part, Optionee (or any person or persons entitled to exercise this Option under the provisions of Sections 7 of this Agreement) shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the investment representation and agreement and shall not be required to furnish the Company with the written statement.

(b) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE

QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES

ACT”) OR UNDER APPLICABLE SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM”.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THAT CERTAIN INCENTIVE STOCK OPTION AGREEMENT DATED (            ) BETWEEN THE COMPANY AND THE OPTIONEE WHICH RESTRICTS TRANSFER OF THESE SHARES WHICH ARE THE SUBJECT TO REPURCHASE BY THE COMPANY UNDER CERTAIN CONDITIONS.”

The certificates shall bear such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company’s transfer agent.

13.	Effects of Certain Exercises and Disposition

Optionee understands that although the Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, the Company does not guaranty that the exercise of the Option will qualify for incentive stock option treatment. The Optionee understands that, except in the case of Optionee’s death, the exercise will not be given incentive stock option treatment if it does not occur within three months following the Optionee’s termination of the employment from the Company or a Subsidiary or within one year if such termination is by reason of a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

Optionee understands that if the exercise is treated as the exercise of an incentive stock option under Section 422 of the Code and if Optionee disposes of shares acquired hereunder within 2 years after the date of this Option or within 1 year after the date of issuance of such shares to Optionee, (a “Disqualifying Disposition”) the Optionee will be treated for income tax purposes as having received ordinary income at the time of the disposition of an amount generally measured by the difference between the purchase price and the fair market value of such stock on the date of exercise, (but not in excess of the consideration received at the time of the disposition, if the disposition is a transaction on which a loss if incurred would be recognized). Any additional gain or loss resulting from a Disqualifying Disposition will be long or short-term capital gain or loss depending on the Optionee’s holding period. The foregoing amount may be measured differently if Optionee at the time of exercise is subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934. Optionee agrees to notify the Company within 10 working days of any such disposition.

14.	Stand-off Agreement

Optionee agrees that in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any Shares held by Optionee (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least six months following the effective date of registration of the offering. Additionally, in the event of the occurrence of an IPO, all employees may be subject to certain black-out periods which restrict the ability to sell shares during those periods in accordance with applicable SEC regulations.

15.	Restrictions While Stock is Not Registered

(a) Restricted Shares. Any shares of Stock acquired upon exercise of this Option and (i) all shares of the Company’s capital stock received as a dividend or other distribution upon such shares, and (ii) all shares of capital stock or other securities of the Company into which shares may be exchanged or to which such shares shall be exchanged, whether through reorganization, recapitalization, stock split-ups or the like, shall be subject to the provisions of this Section 15 at all times, and only at those times, that the shares of the Company’s Common Stock or the shares into which they are converted are not registered under the Securities Exchange Act of 1934, as amended, (such times during which the stock is not so registered sometimes hereinafter being referred to as the “Restricted Period”) and are during the Restricted Period hereinafter referred to as the “Restricted Shares”.

(b) No Sale or Pledge of Restricted Shares. Except as otherwise provided herein, Optionee agrees and covenants that during the Restricted Period he or she will not sell, pledge or encumber or otherwise transfer or dispose of, and will not permit to be sold, encumbered, attached or otherwise disposed of or transferred in any manner, either voluntarily or by operation of law (all hereinafter collectively referred to as “transfers”), all or any portion of the Restricted Shares or any interest therein except in accordance with and subject to the terms of this Section 15.

(c) Voluntary Transfer Repurchase Option. If Optionee desires to effect a voluntary transfer of any of the Restricted Shares during the Restricted Period, Optionee shall first give written notice to the Company of such intent to transfer (the “Offer Notice”) specifying (i) the number of the Restricted Shares (the “Offered Shares”) and the date of the proposed transfer (which shall not be less than fifty (50) days after the giving of the Offer Notice), (ii) the name, address, and principal business of the proposed transferee (the “Transferee”), and (iii) the price and other terms and conditions of the proposed transfer of the Offered Shares to the Transferee. The Offer Notice by Optionee shall constitute an offer to sell all, but not less than all, of the Offered Shares, at the price and on the terms specified in such Offer Notice, to the Company and/or its designated purchaser. If the Company desires to accept Optionee’s offer to sell, either for itself or on behalf of its designated purchaser, the Company shall signify such acceptance by written notice to Optionee within fifty (50) days following the giving of the Option Notice. Failing such acceptance, Optionee’s offer shall lapse on the fifty-first day following the giving of the Option Notice. With such written acceptance, the Company shall designate a day not later than ten days following the date of giving its notice of acceptance on which the Company or its designated purchaser shall deliver the purchase price of the Offered Shares (in the same form as provided in the Offer Notice) and Optionee shall deliver to the Company or its designated Purchaser, as applicable, all certificates evidencing the Offered Shares endorsed in blank for transfer or with separate stock power endorsed in blank for transfer. The Offered Shares so transferred by Optionee to the Transferee shall continue to be subject to all of the terms and conditions of this Section 15 (including without limitation paragraph (e) of this Section 15) and all certificates evidencing the Offered Shares endorsed in blank for transfer or with separate stock powers endorsed in blank for transfer. The Company may in its sole and absolute discretion, notify the Optionee within fifty-one days following the giving of the Option Notice that it does not permit the transfer of the Offered Shares to the Transferee pursuant to the terms and conditions set forth in the Offer Notice in which event any such transfer or attempted transfer by the Optionee to the Transferee shall be null and void. Upon the lapse without acceptance by the Company of Optionee’s offer to sell the Offered Shares, and unless the Company shall provide written notice to the Optionee within fifty-one days following the giving of the Option Notice that it will not permit the transfer of the Offered Shares to the Transferee pursuant to the terms and conditions set forth in the Option Notice, Optionee shall be free to transfer the Offered Shares not purchased by the Company or the designated purchaser to the Transferee (and no one else), for a price and on terms and conditions which are no more favorable to the Transferee than those set forth in the Offer Notice, for a period of thirty days thereafter, but after such period the restrictions of this Section 15 shall again apply to the Restricted Shares. Company shall have the right to require, as a condition of such transfer, that the Transferee execute an agreement substantially in the form and content of the provisions of this Section 16, as well as any voting agreement and/or shareholders agreement required by the Company.

(d) Involuntary Transfer Repurchase Option. Whenever, during the Restricted Period, Optionee has any notice or knowledge of any attempted, pending, or consummated involuntary transfer or lien or charge upon any of the Restricted Shares, whether by operation of law or otherwise, Optionee shall give immediate written notice thereof to the Company. Whenever the Company has any other notice or knowledge of any such attempted, impending, or consummated involuntary transfer, lien, or charge, it shall give written notice thereof to the Optionee. In either case, Optionee agrees to disclose forthwith to the Company all pertinent information in his possession relating thereto. If during the Restricted Period any of the Restricted Shares are subjected to any such involuntary transfer, lien, or charge, the Company and its designated purchaser shall at all times have the immediate and continuing option to purchase such of the Restricted Shares upon notice by the Company to Optionee or other record holder at a price and on terms determined according to Section 15(e) below, and any of the Restricted Shares so purchased by the Company or its designated purchaser shall in every case be free and clear of such transfer, lien, or charge.

(e) Repurchase Option After Termination of Continuous Service. Anything set forth in this Agreement to the contrary notwithstanding, the Company shall have the right (but not the obligation) to purchase or designate a purchaser of all, but not less than all, of the Restricted Shares (including, without limitation, any Restricted Shares transferred pursuant to Section 15(i)) during the Restricted Period and after termination of the Optionee’s Continuous Service for any reason, for the purchase price and on terms specified in Section 15(f) hereof. The Company may exercise its right to purchase or designate a purchaser of the Restricted Shares at any time (without any time limitation) after the Optionee’s termination of Continuous Service and during the Restricted Period. If the Company chooses to exercise its right to purchase the Restricted Shares hereunder, the Company shall give its notice of its exercise of this right to Optionee or his or her legal representative specifying in such notice a date not later than ten (10) days following the date of giving such notice on which the Company or its designated purchaser shall deliver, or be prepared to deliver, the check or promissory note for the purchase price and Optionee or his or her legal representative shall deliver all stock certificates evidencing such Restricted Shares duly endorsed in blank for transfer or with separate stock powers endorsed in blank for transfer.

(f) Repurchase Price. For purposes of Sections 15(d) and (e) hereof, the per share purchase price of Restricted Shares shall be an amount equal to the fair market value of such share, determined by the Board as of any date determined by the Board that is not more than one year prior to the date of the event giving rise to the Company’s right to purchase such Restricted Shares. Notwithstanding the foregoing, if the event that gives rise to the Company’s right to repurchase the Restricted Shares is the termination of the Optionee’s Continuous Service “for cause”, (the per share purchase price of the Restricted Shares shall be an amount equal to the lesser of (i) the Fair Market Value of such share (as determined in accordance with the previous sentence), and (ii) the original purchase price per share the Optionee paid for such Restricted Shares. Any determination of Fair Market Value made by the Board shall be binding and conclusive on all parties unless shown to have been made in an arbitrary and capricious manner. The purchase price shall, at the option of the Company, be payable in cash or in the form of the Company’s promissory note payable in up to three (3) equal annual installments commencing twelve (12) months after the acquisition by the Company (the “Restricted Share Acquisition Date”) of the Restricted Shares,

together with interest on the unpaid balance thereof at the rate equal to the prime rate of interest as quoted in the Wall Street Journal on the Restricted Share Acquisition Date.

(g) Voting Rights. As a condition to Optionee’s exercise of any Option pursuant to this Agreement, the Company may in its discretion require that Optionee enter into a voting agreement that grants the Company the voting rights for all shares of Stock acquired pursuant to the exercise of such Options, until the earlier of (i) ten (10) years from the date of exercise of the Option, or (ii) the end of the Restricted Period, such voting agreement to be in such form as the Company reasonably may request.

(h) Acceptance of Restrictions. Acceptance of the Shares shall constitute the Optionee’s agreement to such restrictions and the legending of his or her certificates with respect to the restrictions. Notwithstanding the restrictions, however, so long as the Optionee is the holder of the Shares, or any portion of them, he or she shall be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a shareholder with respect to the Shares.

(i) Permitted Transfers. Notwithstanding any provisions of this Section 16 to the contrary, the Committee, in its’ sole discretion, may provide the transfer by gift any Shares subject to this Agreement, including for purposes of estate-planning, to the Optionee’s immediate family members (i.e., spouse, children, grandchildren, or siblings, and including the participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members and family trusts are the partners, or for any other purpose deemed by the Committee to be not inconsistent with the purposes of the Plan, and subject to such terms and conditions as may be specified by the Committee; provided, that the permitted transferee or transferees shall hold the Shares subject to all the provisions of this Agreement (all references to the Optionee in this Agreement shall in such cases refer to the permitted transferee); and provided further, that notwithstanding any other provisions of this Agreement, a permitted transferee may not, in turn, make permitted transfers without the written consent of the Optionee and the Company.

(j) Drag-Along Rights. Notwithstanding any provision of this Agreement to the contrary, if at any time the Board of Directors of the Company approves a sale of the Company while the Shares are Restricted Shares, Optionee agrees that he or she will consent to and raise no objections against the sale of the Company, and if the sale of the Company is structured as (i) a merger or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, Optionee will waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) a sale of all or substantially all of the Stock of the Company, Optionee agrees to sell all of Optionee’s shares of Stock in the sale of the Company, on the terms and conditions approved by the Board of Directors. Optionee agrees to take all necessary and desirable actions approved by the Board of Directors in connection with the consummation of the sale of the Company, including giving written consent to the sale of the Company and executing such agreements and such instruments and completing other actions reasonably necessary to (x) provide customary representations, warranties, indemnities and escrow arrangements relating to such sale of the company and (y) effectuate the allocation and distribution of the aggregate consideration upon the sale of the Company.

(k) S Election. Optionee acknowledges that the Company has elected “S” corporation status under the Internal Revenue Code of 1986, as amended (the “Code”). Optionee agrees that he shall execute or cause to be executed any form or document determined by the Company or its legal counsel to be necessary or appropriate to be executed in order to elect, reinstate, preserve, maintain and maximize the potential benefit of, the Company’s “S” corporation status. In addition, Optionee hereby agrees and covenants that he will not (i) transfer any shares of Stock to any individual who is not a citizen or resident of the United States or to any entity that would cause the Company to cease to be eligible for “S” corporation status under the Code, or (ii) perform or do (or neglect to perform or do) any other act which would or might have the effect of disqualifying the Company’s “S” corporation status under the Code. Optionee further agrees that the Company, upon the consent of a majority of the entire Board, may terminate the “S” corporation election. In such event, Optionee agrees that he shall execute or cause to be executed any form or document determined by the Company or its legal counsel to be necessary or appropriate to be executed in order to terminate the Company’s “S” corporation status.

16.	Notices

Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, 5 days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided to the Company by Optionee for his or her employee records.

17.	Agreement Submit to Plan; Applicable Law

This Option is made pursuant to the Plan and shall be interpreted to comply with it. A copy of the Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Option has been granted, executed and delivered in the Commonwealth of Virginia, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

IN WITNESS WHEREOF, the parties hereto have executed this Option.

NCI, INC.

Date:
President

OPTIONEE

Optionee, by his or her signature hereon represents that the Optionee is unmarried.

By his or her signature, the spouse of Optionee hereby agrees to be bound by the provisions of the foregoing Incentive Stock Option Agreement.

Spouse of Optionee

EXHIBIT A

NCI, Inc.

OPTION EXERCISE FORM

Date:

Attention:

The undersigned hereby elects to exercise the Options issued to him/her by NCI, Inc. (the “Company”) and dated              (the “Options”) and to purchase              shares of Common stock of the company ( the “Shares”) at an exercise price of              Dollars ($            ) per share or an aggregate purchase price of              Dollars ($            ) ( the “Exercise Price”. Pursuant to the terms of the Option Agreement the undersigned has delivered the Exercise Price herewith in full in cash or             .

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned.

By:

Typed Name:

Address: